EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 5, 2025—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the first quarter of 2025 of approximately $96.9 million or $1.56 diluted earnings per common share ($1.56 per share basic) compared to approximately $97.3 million or $1.56 diluted earnings per common share ($1.57 per share basic), which represents no change in diluted earnings per share and 0.5 percent decrease in net income over the corresponding period in 2024.

Net income for the first quarter of 2025 continues to be positively impacted by an increase in interest income earned on our investment and loan portfolios driven primarily by both an increase in the size of our investment and loan portfolios and the current rate environment, which remains elevated as a result of Federal Reserve Board actions to raise interest rates in recent years.  Net interest income has been negatively impacted by an increase in interest expense, primarily driven by increases in rates paid on deposits. We continue to closely monitor and adjust rates paid on deposits to remain competitive to grow and retain deposits. Net income for the first quarter of 2025 was also positively impacted by a decrease in our provision for credit loss expense.

“As we start 2025, we are extremely pleased and proud to continue our industry-leading financial results, which we believe will keep us at the top of the rankings against other publicly held banks in America.  As we have done in the past, we will remain focused and vigilant on delivering superior customer service, continued execution of our long-standing practices of balance sheet, asset, liability, and liquidity management, and strong cost controls, while evaluating processes for efficiencies across our organization. We believe that with continued focus on these established practices supported by new initiatives, we will continue to deliver industry-leading financial results, especially in light of the current economic uncertainty in the United States and across world markets,” said Dennis E. Nixon, President and CEO.

Total assets at March 31, 2025 were approximately $16.3 billion compared to approximately $15.7 billion at December 31, 2024.  Total net loans were approximately $8.9 billion at March 31, 2025 compared to approximately $8.7 billion at December 31, 2024. Deposits were approximately $12.5 billion at March 31, 2025 compared to approximately $12.1 billion at December 31, 2024.

 IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 166 facilities and 255 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.